Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (Registration No. 333-        ) and related Prospectus of Susser Holdings Corporation for the registration of common stock and to the incorporation by reference therein of our reports dated March 18, 2011, with respect to the consolidated financial statements of Susser Holdings Corporation, and the effectiveness of internal control over financial reporting of Susser Holdings Corporation, included in its Annual Report (Form 10-K, as amended) for the year ended January 2, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

October 12, 2011